Exhibit 5.1

Gibson, Dunn & Crutcher LLP
555 Mission Street San Francisco, CA 94105-0921 Tel 415.393.8200 www.gibsondunn.com

Client: 79920-00009

December 14, 2016

RXi Pharmaceuticals Corporation

257 Simarano Drive, Suite 101

Marlborough, MA 01752

Re:	RXi Pharmaceuticals Corporation
Registration Statement on Form S-1 (File No. 333-214199)

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-1, File No. 333-214199, as amended (the “Registration Statement”) of RXi Pharmaceuticals Corporation, a Delaware corporation (the “Company”), to be filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the offering by the Company of: (i) up to 1,384,300 Class A Units (the “Class A Units”), with each Class A Unit consisting of one share of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) and a warrant to purchase one share of Common Stock (the “Warrants”); (ii) up to 9,600 Class B Units (the “Class B Units”), with each Class B Unit consisting of Warrants to purchase 561 shares of Common Stock and one share of Series B Convertible Preferred Stock (the “Series B Convertible Preferred Stock”), convertible into 561 shares of Common Stock; (iii) Common Stock issuable upon conversion of the Series B Convertible Preferred Stock (the “Conversion Shares”); and (iv) Common Stock issuable upon exercise of the Warrants (the “Warrant Shares”). The Warrants will be issued pursuant to a warrant agency agreement (the “Warrant Agency Agreement”) with Computershare Trust Company, N.A., as warrant agent (the “Warrant Agent”).

In arriving at the opinions expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of specimen stock certificates, the Warrant Agency Agreement and such other documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render the opinions set forth below. In our examination, we have assumed without independent investigation the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

Beijing • Brussels • Century City • Dallas • Denver • Dubai  • Hong Kong • London • Los Angeles • Munich

New York • Orange County • Palo Alto • Paris • San Francisco  • São Paulo • Singapore • Washington D.C.

December 14, 2016

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that: (i) the shares of Common Stock included in the Class A Units, when issued against payment therefor as set forth in the Registration Statement, will be validly issued, fully paid and non-assessable; (ii) the shares of Series B Convertible Preferred Stock included in the Class B Units, when issued against payment therefor as set forth in the Registration Statement, will be validly issued, fully paid and non-assessable; (iii) the Conversion Shares, when issued upon exercise of the Series B Convertible Preferred Stock, will be validly issued, fully paid and non-assessable; (iv) the Warrant Shares, when issued upon exercise of the Warrants against payment therefor as set forth in the Registration Statement, will be validly issued, fully paid and non-assessable; (v) the Series B Convertible Preferred Stock and Warrants, when issued as set forth in the Registration Statement, will be legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms; and (vi) the Class A Units and Class B Units, when issued against payment therefor as set forth in the Registration Statement, will be validly issued, fully paid and non-assessable.

The opinions expressed above are subject to the following additional exceptions, qualifications, limitations and assumptions:

A. We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of New York and the United States of America and, for purposes of clauses (i), (ii), (iii) and (iv), the Delaware General Corporation Law. We are not admitted to practice in the State of Delaware; however, we are generally familiar with the Delaware General Corporation Law as currently in effect and have made such inquiries as we consider necessary to render the opinions contained in clauses (i), (ii), (iii) and (iv) above. This opinion is limited to the effect of the current state of the laws of the State of New York, the United States of America and, to the limited extent set forth above, the laws of the State of Delaware and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.

B. The opinion in clause (v) above is subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors’ generally, including without limitation the effect of statutory or other laws regarding fraudulent transfers or preferential transfers, and (ii) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.

December 14, 2016

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP